Exhibit 99.1

PRESS RELEASE
March/01/2010

For Immediate Release Contact: Angie Langer Marketing Communications Manager alanger@sajan.com phone: 715-426-9505

MathStar Announces Name Change to Sajan, Inc.

RIVER FALLS, Wis. – March 1, 2010 – MathStar, Inc. (MATH.PK) today announced it changed its corporate name to Sajan, Inc. (“Sajan”), to align with its recognized brand name in the global language services and translation management software industries. The name change was effective on February 26, 2010. Sajan will continue to trade on the pink OTC market under the symbol “MATH.PK” until a new symbol is effective.

Shannon Zimmerman, President and Chief Executive Officer, commented, “Changing our corporate name to Sajan better reflects the strong brand we have created with our unique network of services. It will also show our customers and the investment community that we are truly one team dedicated to the long term growth of this business.”

In connection with the name change, Sajan will change its CUSIP number and trading symbol. Upon designation of its new CUSIP number and trading symbol, the Company will file a Current Report on Form 8-K.

The change in corporate name will not affect the validity or transferability of any existing stock certificates that bear the MathStar, Inc. name. Stockholders with MathStar certificates should continue to hold them. No action by certificate holders is required.

About Sajan

On February 23, 2010, Sajan, Inc., a privately held Minnesota corporation, was merged with and into Garuda Acquisition, LLC (the “Sub”), now a wholly owned subsidiary of Sajan, Inc. (f/k/a/ MathStar, Inc.). The Sub survived the merger as a wholly owned subsidiary and changed its name to Sajan, LLC.

Sajan® is a leading provider of global language services and cloud-based translation management software. Through our two operating units, Sajan Global Language Services™ and Sajan Software™, we deliver people, process and technology to help enterprises mature their localization programs and global content lifecycle. At the center of Sajan’s offerings is the industry’s foremost translation management system, GCMS™, used by over 650 clients to date. Our spectrum of delivery models and nimble, entrepreneurial culture enables Sajan to be a partner for any size and shape of localization initiative, across any discipline and industry. Website: http://www.sajan.com

Statements in this press release, other than historical information, may be “forward-looking” in nature and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations, estimates and projections about Sajan and its subsidiaries and include, but are not limited to, risks referenced from time to time in Sajan’s filings with the Securities and Exchange Commission, including those set forth in the section of Sajan’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 24, 2010 under the heading “Risk Factors” and in the section of Sajan’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 31, 2009 under the heading “Item 1A. Risk Factors” and in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009. Except as may be required by law, Sajan undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

* * * * * * * *